PRESS RELEASE- IMMEDIATE RELEASE

CONTACT:     Matthew Coggins
Senior Vice President/Director of Marketing and Communications
Enterprise Bank
978-656-5708
Matthew.Coggins@ebtc.com

DATE:        January 17, 2017

CHAIRMAN OF THE BOARD GEORGE DUNCAN ANNOUNCES
THE ELECTION OF A BANK DIRECTOR

The Board of Directors of Enterprise Bank announced the appointment of Shelagh E. Mahoney to the Boards of Enterprise Bank and its holding company, Enterprise Bancorp, Inc. Ms. Mahoney is a lifelong resident of Lowell, Massachusetts and currently serves as Chief Executive Officer and Owner of Eastern Salt Company, Inc., Eastern Minerals, Inc., and Atlantic Salt, Inc., all headquartered in Lowell, Massachusetts, as well as Granite State Minerals, Inc. of Portsmouth, New Hampshire, and Oceanport LLC of Claymont, Delaware. Ms. Mahoney also serves as a director for three international salt mining, distribution, and port companies. Committed to giving back to the community, Ms. Mahoney serves on the Advisory Council of Fairfield University’s Dolan School of Business, as well as the Board of Directors of Noble Maritime Collection, Boston Harbor NOW, Americans for the Arts, and the Boys and Girls Club of Chelsea, Massachusetts. With her experience in the salt industry and deep commitment to the community, Ms. Mahoney will add significant value with her management, investment, business operation, development, and financing experience, augmenting the outstanding depth and breadth of the Enterprise Bank Board of Directors.

According to Mr. Duncan: “We are very fortunate to have Shelagh Mahoney on our board. As a highly respected leader in her industry who has been actively and deeply involved in the Lowell community, Shelagh brings more than 25 years of experience that will provide a valuable perspective to our Board of Directors. A lifelong resident of Lowell, Shelagh’s knowledge and understanding of our local markets will be an asset as we continue our strategic growth plans.”

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Enterprise Bank has 23 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsboro, and Westford and in Hudson, Nashua, Pelham, Salem and Derry, New Hampshire. As of September 30, 2016, assets were posted at $2.47 billion. Total assets, investment assets under management and mortgage loans serviced totaled $3.26 billion.

Enterprise Bank and Trust Company is listed on the NASDAQ Global Market under the stock symbol “EBTC.” For further information on Enterprise Bank, log on to our web site at EnterpriseBanking.com.